Exhibit 99.2

Guidance on Microcredit Companies Pilot

Yin. Jian. Fa. [2008] No. 23

All bureaus of the China Banking Regulatory Commission; the Shanghai head office, all branches, all business management departments, the central sub-branches in all provincial-capital (capital) cities and in all sub-provincial cities of the People’s Bank of China,

In order to fully and actually implement the perspective of scientific development, effectively allocate financial resources, guide the flow of funds to rural villages and underdeveloped areas, improve the financial services in rural areas, facilitate the development of the agricultural industry, the farmers and the rural economy and support the construction of new socialist rural villages, the following guiding opinions are hereby put forward with respect to the matters of the trial run of microcredit companies:

I. Nature of a microcredit company

A microcredit company is a company with limited liability or a company limited by shares established with investment from natural persons, enterprise legal persons and other social organizations, which does not absorb deposits from the public and operates in the microcredit business.

A microcredit company is an enterprise legal person with independent legal-person properties, which enjoys the rights to legal-person properties and assumes civil liabilities for its debts with all of its properties. A shareholder of a microcredit company shall have, in accordance with law, the rights to, among others, be benefited from such company’s assets, participate in important decision-making and select the managers and be liable to such company up to the amount of its subscribed capital contribution or the shares it subscribes for.

A microcredit company shall enforce the financial guidelines and policies of the State, roll out its business within the scope prescribed by the laws and administrative rules and regulations, operate with autonomy, be responsible for its own profit and loss, implement self-regulation, and assume its own risks, and its legal operation activities shall be protected by law and free from interference from any unit or individual.

II. Establishment of a microcredit company

The name of a microcredit company shall be constituted in the order of administrative zoning, trade name, industry and form of organization, of which, administrative zoning means the name of the administrative region at county level and form of organization shall be a company with limited liability or a company limited by shares.

The shareholders of a microcredit company shall meet the requirement for statutory quorum. A company with limited liability shall be established with capital contributions from no more than fifty (50) shareholders; a company limited by shares shall have 2-200 promoters, more than half of whom shall be required to have a domicile in the People’s Republic of China.

The source of registered capital of a microcredit company shall be true and legal, all of which shall be paid-up monetary capital to be paid in full on an one-off basis by the capital contributors or the promoters. The registered capital of a company with limited liability shall not be less than RMB 5,000,000 and the registered capital of a company limited by shares shall not be less than RMB 10,000,000. The shares held by a single natural person, enterprise legal person or social organization and its connected parties shall not exceed 10% of the total amount of registered capital of a microcredit company.

To apply for the establishment of a microcredit company, a formal application shall be submitted to the authority-in-charge under the government at the provincial level, and subject to such approval, an application shall be submitted to the local administrative authority for industry and commerce for completing the formalities for registration and obtaining a business license. In addition, the relevant materials shall be submitted and delivered, within five (5) working days, to the local public security organ, the local agency of the China Banking Regulatory Commission, and the local branch or sub-branch of the People’s Bank of China.

A microcredit company shall have an articles of association and a management system that meet the requirements and the necessary business premises, organization, and working personnel with relevant expertise and practical experience.

Any natural person, enterprise legal person or social organization making capital contribution for the establishment a microcredit company and any natural person intending to serve as a director, supervisor or senior management personnel of a microcredit company shall have no criminal record nor bad-faith record.

A microcredit company shall complete the formalities for tax registration with the local tax authority and pay various taxes and levies in accordance with law.

III. Source of funds of a microcredit company

The main source of funds of a microcredit company shall be the capital funds paid by its shareholders, the funds donated, and the funds financed by not more than two (2) financial organizations in the banking industry.

To the extent prescribed by the laws and administrative rules and regulations, the outstanding financed funds of a microcredit company obtained from financial organizations in the banking industry shall not exceed 50% of its net capital amount. The interest rate and the term for such financed funds shall be determined autonomously through consultation between such microcredit company and the relevant financial organizations in the banking industry and such interest rate shall be determined using the “Shanghai inter-bank borrowing interest rate” for the same period as the benchmark rate plus basis points.

A microcredit company shall apply to and obtain from a branch or sub-branch of the People’s Bank of China in its place of registration a loans card. A financial institution in the banking industry providing financing to microcredit companies shall promptly submit and deliver the financing information to the branch or sub-branch of the People’s Bank of China and the local agency of the China Banking Regulatory Commission of the place where it is located and shall track and supervise the application of such financing by such microcredit companies.

IV. Application of funds by a microcredit company

A microcredit company shall, subject to upholding the principle of serving the development of the farmers, the agricultural industry and the rural economy, autonomously select the loan targets. A microcredit company shall, in extending loans, uphold the principle of “small amount and dispersion”, be encouraged to provide credit facilities to farming households and micro-enterprises, and focus its efforts on expanding the number of clients and its service coverage. The outstanding loans of the same borrower shall not exceed 5% of the net capital amount of a microcredit company. To the extent of such standard, the restriction on maximum loan facilities may be formulated by making reference to the economic condition and the per capita GDP level of the place where such microcredit company is located.

A microcredit company shall conduct its operations according to the market-oriented principle and relax the maximum loan interest rate, which, however, shall not exceed the maximum prescribed by the judicial administration authority, and the minimum rate shall be 0.9 times the benchmark loan interest rate published by the People’s Bank, the specific floating range of which shall be autonomously determined according to the market principles. The substance of a contract regarding, among others, the term of a loan and the loan repayment terms shall be determined in accordance with law through consultation between the lender and the borrower subject to the principles of fairness and own free will.

V. Supervision and administration of microcredit companies

Where a government at the provincial level is able to clearly specify an authority-in-charge (finance office or relevant organization) to be in charge of the supervision and administration of microcredit companies and is willing to assume the liabilities for the risk disposal of microcredit companies, such government may, within the county area of its own province (district or city), roll out the trial run for the establishment of microcredit companies.

A microcredit company shall establish a system of undertakings by the promoters and the shareholders of such company shall enter into a written undertaking with such microcredit company to undertake that they will self-consciously abide by the articles of association of such company, participate in its management, and assume the risks.

A microcredit company shall, in accordance with the requirements of the Company Law, establish a sound corporate governance structure, clearly specify the right-obligation relationship among its shareholders, directors, supervisors and managers, formulate sound and effective rules of proceedings, decision-making procedures and internal audit system, and improve the effectiveness of corporate governance. A microcredit company shall establish a sound loan management system, clearly specify the business flow chart and operation standards for pre-loan investigation, examination at the time of extending loans and post-loan inspection, and practically strengthen loan management. A microcredit company shall strengthen internal control, establish a sound enterprise financial accounting system in accordance with the relevant provisions of the State, and truthfully record and fully reflect its business activities and financial activities.

A microcredit company shall, in accordance with the relevant provisions, establish prudent, regulated assets classification system and provision system, accurately carry out the classification of assets, fully make provisions for doubtful debts, and ensure that the asset loss reserve adequacy ratio is always maintained at above 100% to fully cover the risks.

A microcredit company shall establish an information disclosure system to disclose as required to its shareholders, the authority-in-charge, the financial organizations in the banking industry providing its financing, and the relevant donation organizations the financial statements audited by an intermediary and the information about, among others, its annual business performance, financing position and important matters and shall make disclosure to the public when necessary.

A microcredit company shall be subject to public supervision and shall not conduct any illegal fund-raising in any form. Where any illegal fund-raising activity is conducted, the people’s government at the provincial level shall, in accordance with the relevant provisions of the State Council, be responsible for the disposal of such funds. Where the disposal of funds from cross-province illegal fund-raising activities requires the coordination of the inter-ministerial joint conference for the disposal of illegally raised funds, the people’s government at the provincial level may ask the inter-ministerial joint conference for the disposal of illegally raised funds to coordinate such disposal. Other acts violating the laws or the administrative rules and regulations of the State shall be punished by the local authority-in-charge in accordance with the relevant laws and administrative rules and regulations; where a criminal offense is constituted, criminal liabilities shall be investigated and established in accordance with law.

The People’s Bank of China shall track and monitor the interest rates and fund flow of microcredit companies and incorporate microcredit companies into the credit report system. A microcredit company shall regularly provide to the credit report system business information about, among others, the borrowers, loan amounts, loan security and loan repayments.

VI. Termination of a microcredit company

The termination of the legal-person status of a microcredit company includes two kinds of situation: dissolution and bankruptcy. A microcredit company may be dissolved in the event of any of the following: (1) a cause for dissolution set forth in its articles of association; (2) dissolution upon resolution of the general meeting of shareholders; (3) dissolution is required as a result of the amalgamation or division of such company; (4) its business license is suspended or it is ordered to close or is deregistered in accordance with law; or (5) a people’s court declares its dissolution in accordance with law. The dissolution of a microcredit company shall be subject to liquidation and cancellation conducted in accordance with the Company Law.

Where a microcredit company is declared bankrupt in accordance with law, bankruptcy liquidation shall be implemented in accordance with the law on enterprise bankruptcy.

Where a microcredit company operates in accordance with law and in compliance with the regulations and has no bad-faith record, such company may, subject to the free will of its shareholders, be converted into a rural bank in accordance with the standards of the Guidelines for Examination and Approval of the Establishment of Rural Banks and the Interim Provisions on Administration of Rural Banks.

VII. Miscellaneous

The local agencies of the China Banking Regulatory Commission and the branches and sub-branches of the People’s Bank of China shall closely cooperate with the local governments, roll out their work innovatively, and strengthen the policy propaganda on work with respect to microcredit companies. At the same time, they shall actively roll out the training work for microcredit and provide selectively relevant training to microcredit companies and their clients.

Any matter not specified in these Guiding Opinions shall be enforced in accordance with the laws and administrative rules and regulations, including, among others, the Company Law of the People’s Republic of China and the Contract Law of the People’s Republic of China.

The power of interpretation over these Guiding Opinions shall be vested with the China Banking Regulatory Commission and the People’s Bank of China.

All bureaus of the China Banking Regulatory Commission, and the Shanghai head office, all branches, all business management departments, the central sub-branches in all provincial-capital (capital) cities and in sub-provincial cities of the People’s Bank of China are requested to transmit these Guiding Opinions to the sub-bureaus of the China Banking Regulatory Commission and to the central sub-branches in prefectures and cities and in counties (cities) and the relevant units of the People’s Bank of China.

China Banking Regulatory Commission   People’s Bank of China

May 4, 2008